EX-99.16.12(d)

Three Bryant Park 1095 Avenue of the Americas New York, New York 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 28, 2023

Board of Trustees

FPA Funds Trust

FPA U.S. Core Equity Fund

11601 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90025

Board of Directors

FPA U.S. Core Equity Fund, Inc.

11601 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90025

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to FPA U.S. Core Equity Fund, Inc. (the “Acquired Fund”), a Maryland corporation, to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of Acquired Fund (the “Acquired Fund Shareholders”), and to FPA U.S. Core Equity Fund (the “Acquiring Fund”), a separate series of FPA Funds Trust, a Delaware statutory trust (the “Acquiring Trust”), in connection with the proposed transfer of all of the assets of Acquired Fund to Acquiring Fund in exchange solely for shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”) and the assumption of all of the liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of July 28, 2023, executed by Acquired Fund and Acquiring Trust on behalf of Acquiring Fund.

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For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated as of the date hereof addressed to us from Acquiring Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated as of the date hereof addressed to us from Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to Acquired Fund and Acquiring Fund:

1.	The transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund of such Acquiring Fund Shares to shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund;

3.	No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund’s assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund;

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4.	No gain or loss will be recognized by shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares of common stock for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of the liabilities of the Acquired Fund;

5.	The aggregate tax basis of the Acquiring Fund Shares received by each of the Acquired Fund’s shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares of common stock held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares of common stock exchanged therefor were held by such shareholder (provided that such Acquired Fund shares of common stock were held as capital assets on the date of the Reorganization); and

6.	The tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to all references to our firm therein.

Very truly yours,

/s/ Dechert LLP